QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT effective April 1, 2003, is by and between Veeco Instruments Inc., a Delaware corporation (the "Company" or "Employer"), and Edward H. Braun ("Executive").

        The Company and Executive hereby agree as follows:

        1.    Definitions.    As used herein, the following definitions shall apply:

        "Board's Designee" shall mean the person to whom the Executive shall report, as designated by the Board from time to time. The initial Board Designee is set forth on the signature page hereto.

        "Disability" shall mean the inability of Executive (whether due to accident, sickness or other cause) to perform his designated responsibilities for the Company for a period that would entitle Executive to qualify for long-term disability benefits under the Company's then-current long-term disability insurance program or, in the absence of such a program, for a period of 90 consecutive days. Disability of Executive shall be determined by the Board or the Board's Designee.

        "Severance Period" shall mean the Severance Period specified on the signature page hereto.

        Termination for "Cause" shall mean a termination based on (i) Executive's willful and substantial misconduct in the performance of his duties, (ii) Executive's willful failure to perform his duties after two weeks written notice from the Company (other than as a result of a total or partial incapacity due to a physical or mental illness, accident or similar event), (iii) the Executive's material breach of any of the agreements contained in Sections 5, 6 or 7 hereof, (iv) the commission by Executive of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or (v) Executive's conviction of (or plea of nolo contendere to) a crime constituting a felony. The Company may terminate Executive's employment for Cause only with the approval of a majority of the Board.

        Termination for "Good Reason" shall mean termination by Executive of his employment with the Company hereunder based on:

    (a) an involuntary diminution in the Executive's position, title, responsibilities, authority or reporting responsibilities;

    (b) a reduction by the Company in Executive's base salary (other than a salary reduction made as part of a salary reduction program affecting employees similarly situated to Executive generally);

    (c) a significant reduction by the Company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans (other than a reduction in benefits affecting employees similarly situated to Executive generally);

    (d) an involuntary relocation of the Executive's primary place of work by more than 50 miles from its then current location (it being understood that Executive's decision not to relocate would not be a basis for Termination for Cause);

    (e) the Executive involuntarily ceases to be a member of the Board; or

    (f) the breach by the Company of any of its material obligations under this Agreement.

        2.    Employment.

        (a)    General.    The Company hereby employs the Executive in the position set forth on the signature page hereto or such other position as the Company and Executive may mutually agree, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth herein. The Executive will faithfully perform the duties and responsibilities of such office, as they may be assigned from time to time by the Board of Directors of the Company (the "Board") or the Board's Designee. In addition, while Executive is employed by the Company, the Company will use its best efforts to ensure the Executive is a member of the Board. The Executive shall devote his full business time, attention and energy to the business of the Company. The Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board or the Board's Designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The parties agree that Executive's employment with the Company constitutes "at-will" employment which may be terminated by either party at any time, upon written notice to the other, with or without cause or for any or no cause. As described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

        (b)    Base Salary.    The Company will pay Executive an annual base salary of not less than the amount specified as the Initial Base Salary on the signature page hereto, payable in accordance with the Company's normal payroll policy.

        (c)    Bonus.    The Executive shall be eligible to participate in annual cash incentive plans as established from time to time by the Compensation Committee of the Board (the "Committee") and subject to achievement of the performance goals specified thereunder.

        (d)    Benefits; Stock Options.    In addition to the salary and bonus referred to above, the Executive shall be entitled to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Executive's position, tenure, salary, and other qualifications. Without limiting the generality of the foregoing, the Executive shall be eligible for such awards, if any, under the Company's stock option plan as shall be granted to the Executive by the Committee or other appropriate designee of the Board acting in its sole discretion. During the Employment Period, the Company will pay the Executive a monthly car allowance in an amount not less than that previously paid by the Company to Executive. The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

        (e)    Reimbursement of Expenses.    The Company will reimburse the Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive's duties hereunder, upon presentation by the Executive to the Company of appropriate vouchers or documentation.

        3.    Compensation Upon Termination.    If Executive's employment with the Company terminates for any reason (including, death or Disability), other than pursuant to a termination of Executive's employment for Cause or a resignation by the Executive without Good Reason, and contingent upon Executive's compliance with this Agreement and execution of the Release of Claims (as provided in Section 4 below), without revocation, Executive (or, if applicable, his estate) shall be entitled to the following benefits:

  (a)
  The Company shall pay Executive severance in an amount equal to the amount of Executive's annual base salary as in effect immediately prior to such termination (but without regard to any salary reduction program then in place) which would have been payable over the Severance Period absent such termination. This severance shall be payable over the Severance Period in equal installments on Employer's regular pay days, in each case commencing on the Company's first pay day which is at least 21 days after the later of (i) expiration of the applicable revocation period following execution of the Release of Claims (without revocation) and (ii) the termination date.

  (b)
  Executive shall be entitled to receive a pro rata portion of the bonus Executive would have received for the year in which termination occurs under annual cash incentive plans in effect at the time of termination based on Executive's and the Company's performance relative to the goals under such plans (less amounts previously paid). Such amount shall be payable on the later of: (i) expiration of the applicable revocation period following execution of the Release of Claims (without revocation) and (ii) the same date(s) that the Company makes it bonus payments to employees generally with regard to such year.

  (c)
  For a period of five years after such termination, the Executive shall be entitled to participate in all group health and insurance programs and all other benefits, fringe benefits and perquisites available generally to senior executives of the company (including in the case of health programs, continued coverage for the Executive's spouse and eligible dependents). In the event that the Executive's participation in any such plan or program is prohibited by operation of law or by the terms of such plan or program as in effect immediately preceding the date of termination of the Employment Period, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would have been entitled to receive under such plans and programs.

  (d)
  Any options to purchase shares of the Company's stock which were granted to Executive on or after the date hereof and which are held by Executive as of the date of termination that were not vested and exercisable as of such date shall become immediately and fully vested and exercisable as of such date (provided that options granted to Executive between April 3, 2000 and the day prior to the date hereof shall be treated as provided in the Employment Agreement dated April 3, 2000 between the Company and Executive).

  (e)
  Executive shall retain the right to exercise any options to purchase shares of the Company's stock which were granted to Executive on or after the date hereof and which are held by Executive as of the date of termination until the earlier of (a) the end of the Severance Period following the date of such termination and (b) the expiration of the original full term of each such option (provided that options granted to Executive between April 3, 2000 and the day prior to the date hereof shall be treated as provided in the Employment Agreement dated April 3, 2000 between the Company and Executive).

        4.    Release of Claims.    Receipt of the benefits described in Section 3 is conditioned upon the execution by Executive (without revocation) of a general release and waiver of claims against the Company in a form satisfactory to the Company. In the case of termination on account of death or Disability, such general release and waiver of claims may be provided by Executive's personal representative or in another manner reasonably satisfactory to the Company.

        5.    Confidentiality and Assignment of Inventions.

        (a)    Confidentiality.    During the term of Executive's employment with Employer and for five years thereafter, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for Employer, (ii) as authorized in writing by Employer, or (iii) as required by law or legal process, provided, that, prior written notice of such required disclosure is provided to Employer and, provided, further, that, all reasonable efforts to preserve the confidentiality of such information shall be made. As used herein, "Confidential Information" shall mean information that (i) is used or potentially useful in Employer's business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public. "Confidential Information" includes, without limitation to, information relating to Employer's products or services, processing, manufacturing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, and information contained in manuals or memoranda. "Confidential

Information" also includes proprietary and/or confidential information of Employer's customers, suppliers and trading partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as "Confidential Information" hereunder.

        (b)    Inventions.    (i) Attached as Appendix A hereto is a compete and accurate list of each invention, discovery, idea, improvement or application (each, an "Invention") whether or not patentable, conceived, developed, created or made by Executive, either alone or with others, prior to employment with Employer. Except as set forth on Appendix A, Executive has no unpatented Inventions which are to be withheld from this Agreement and all present or future Inventions of Executive are subject to assignment to Employer hereunder.

(ii)
Executive shall promptly advise Employer, in writing, of each Invention, whether or not patentable, which is in any way or manner related to the business of Employer or resulting from or was suggested by any work done for Employer and which is conceived, developed, created or made by Executive, alone or with others, (i) during his or her employment with Employer or (ii) within two years after the termination of Executive's employment with Employer but which is based on Employer's trade secrets or Confidential Information (each, an "Employer Related Invention"). Each Employer Related Invention shall become the sole and exclusive property of Employer. Executive agrees to disclose the same promptly to Employer, to execute all documents requested by Employer for vesting in it the entire right, title and interest in and to the same, to execute all documents requested by Employer for filing and prosecuting such applications for patents, copyrights and/or trademarks as Employer, in its sole discretion may desire to prosecute, and to give Employer all the assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Employer's right therein and thereto.

(iii)
The assignment of inventions contained herein shall not apply to an invention that the Executive develops entirely on his or her own time without using the Employer's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Employer's business, or actual or demonstrably anticipated research or development of the Employer; or (2) result from any work performed by the Executive for the Employer.

        (c)    Independent Obligations.    Executive acknowledges and agrees that the obligations and covenants under this Section 5 are intended to be, and shall be construed as, agreements separate and independent from other terms and provisions of his employment. The existence of any claim or cause of action by Executive against Employer, whether predicated on Executive's employment or otherwise, shall not constitute a defense to the enforcement by Employer of said covenants.

        (d)    Survival.    In the event of termination of employment by either party, the provisions of this Section 5 will remain in effect. Upon termination, Executive will immediately deliver to Employer all property belonging to Employer then in the Executive's possession or control, including all Documents embodying Confidential Information. As used herein, Documents" shall mean originals or copies of files, memoranda, correspondence, notes, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

        6.    Non-Competition.    For the duration of Executive's employment with the Company and, if severance is payable under Section 3 following the termination of such employment, for the Severance Period (collectively, the "Noncompete Period"), Executive will not, without the prior written consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive's name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any state of the United States or in any country in which the Company or any of its subsidiaries sells products or conducts business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. During the Noncompete Period, Executive will, within ten days after accepting any employment, advise the Company of the identity of any employer of Executive. Receipt of the benefits provided under Section 3 is conditioned upon compliance by Executive with this Section.

        7.    Non-Solicitation; Non-Hire.    For the Noncompete Period, Executive hereby agrees that Executive will not, directly or indirectly, either for himself or any other person: (a) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (b) in any way interfere with the relationship between the Company and its subsidiaries and any employee of the Company or any of its subsidiaries, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of the Company or any of its subsidiaries, other than such former employees who have not worked for the Company or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between the Company and its subsidiaries and any customer, supplier, licensee or business relation of the Company or any of its subsidiaries; or (e) solicit the business of any person known to Executive to be a customer of the Company or any of its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company and its subsidiaries or the products or activities of the Company and its subsidiaries in existence or contemplated at the time of termination of Executive's employment. Receipt of the benefits provided under Section 3 is conditioned upon compliance by Executive with this Section.

        8.    Cutback of Certain Payments.    Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the payments due as a result of the termination of Executive hereunder and under any other agreement, plan or program (the "Specified Benefits"), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The "Capped Benefit" shall mean the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being "parachute payments" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor provision. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a change in control of the Company (collectively, excluding the Specified Benefits, the "Change of Control Payments"). To determine whether Executive's after-tax benefit from the Capped Benefit would be greater than Executive's after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises the Company in writing is applicable to Executive. In the event that the Company and Executive are unable to agree as to the amount of the reduction described above, if any, Executive shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the date of termination) by the Company regarding federal income tax matters, and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon Executive and the Company.

        9.    Injunctive Relief.    A breach of Executive's obligations under Section 5, 6 or 7 hereof may not be one which is capable of being easily measured by monetary damages and, consequently, Executive specifically agrees that such sections may be enforced by injunctive relief. Further, Executive specifically agrees that, in addition to such injunctive relief, and not in lieu of it, the Company may also bring suit for damages incurred by the Company as a result of a breach of Executive's obligations under such sections.

        10.    Arbitration; Waiver of Jury Trial.    Except as provided below and as provided in Section 9, any dispute or claim arising under this Agreement or in connection with Executive's employment with the Company shall be settled solely by arbitration held in accordance with the Employment Dispute Procedures of the American Arbitration Association and held in the county and state in which Executive's place of employment is located, or any other location mutually agreed upon by the parties. Such proceedings and evidence shall be confidential. The arbitrator shall have the power and the authority to make such decisions and awards as he or she shall deem appropriate, including, but not limited to, granting compensatory damages, costs and attorneys fees to the prevailing party, and the granting or issuance of such mandatory directions, prohibitions, orders, restraints and other injunctions (other than any of the foregoing that would reestablish the employment relation formerly existing between Executive and the Company) that he or she may deem necessary or advisable directed to or against any of the parties, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach thereof. This agreement to arbitrate all disputes between the parties includes, but is not limited to, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, class action claims, all common law claims and any other federal, State or local law or regulation. The cost of such arbitration shall be borne equally by the parties unless otherwise directed by the arbitrator, provided that, in any event, the total cost to the Executive shall not exceed 1% of the Executive's most recent annual base salary. Any decision of the arbitrator shall be final, binding and conclusive upon all of the parties hereto and said decision may be entered as a final judgment in any court of competent jurisdiction. With respect to the claims described in Section 9 and to the extent that any claim is found not to be subject to arbitration, such claims shall be decided either by the U.S. District Court or the state court of general jurisdiction in and for the judicial district in which Executive's place of employment is located, by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.

        11.    Governing Law; Severability.    This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof. If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, then such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

        12.    Notices.    Notices and other communications hereunder will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	if to the Executive, to:

Veeco Instruments Inc. 100 Sunnyside Boulevard Woodbury, New York 11797 Attention: General Counsel	the last residential address of Executive known to the Company

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this section or in accordance with the latest unrevoked direction from such party.

        13.    Offset; Withholding.    The amount of severance pay provided under this Agreement, if any, may serve to offset or reduce any severance, termination or similar payments the Company may be required to pay Executive under federal, state and local laws or any separate severance policy or plan of the Company. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes or other applicable deductions.

        14.    Assignment; Successors.    This Agreement is personal to Executive and Executive shall not assign or transfer this Agreement or any of his rights or obligations hereunder. The provisions hereof will inure to the benefit of, and be binding upon, the respective heirs, legal representatives and successors of Executive and each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

        15.    Entire Agreement; Amendment; Waiver.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereto, except for the Employment Agreement dated April 3, 2000 between the Company and Executive as it relates to the treatment upon termination of Executive's employment of stock options granted between the date of such agreement and the date hereof, which provisions shall continue in accordance with their terms with respect to such stock options. This Agreement may be amended or terminated only in a writing signed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate, or be construed as, a waiver of any subsequent breach by such other party.

        16.    Headings.    The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

*    *    *    * *

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VEECO INSTRUMENTS INC.		EXECUTIVE

By:	/s/ ROGER D. MCDANIEL	/s/ EDWARD H. BRAUN Edward H. Braun
Name: Roger D. McDaniel
Title: Chairman of the Compensation Committee, on behalf of the Board of Directors

		Position:	Chairman and Chief Executive Officer

		Initial Board Designee (to whom Executive Shall Report):	None, reports to full Board

		Initial Base Salary:	$650,000

		Severance Period:	36 months

APPENDIX A TO
EMPLOYMENT AGREEMENT

Inventions Prior to Employment with Employer

Brief Description	Right, Title or Interest and Date Acquired
1. of Inventions (1)

(1)
"None" unless otherwise indicated.

QuickLinks

  Exhibit 10.3
  APPENDIX A TO EMPLOYMENT AGREEMENT